Exhibit 10.5 to the Registration Statement
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
EXCLUSIVE
LICENSE AGREEMENT
     THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into this ___day of December 1996 between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL having an address at CB # 4105, 308 Bynum Hall, Chapel Hill, N.C. 27599-4105 (hereinafter referred to as “University”) and Xanthon, Inc., a corporation organized and existing under the laws of Delaware and having an address at c/o Intersouth Partners, 1000 Park Forty Plaza, Suite 290, Research Triangle Park, North Carolina 27709 (hereinafter referred to as “Licensee”).
WITNESSETH
WHEREAS, University owns and controls the inventions described in U.S. Patent Application Serial No. 08/495,8I7; Filed 27 June 1995; entitled
ELECTROCHEMICAL DETECTION OF DNA HYBRIDIZATION, University file *,
Provisional Application filed 19 April 1996 entitled ELECTROCHEMICAL DETECTION OF NUCLEIC ACID HYBRIDIZATION; University files *, and
Continuation-in-part Application filed 20 June 1996 entitled: ELECTROCHEMICAL DETECTION OF NUCLEIC ACID HYBRIDIZATION; University files * (collectively the “Inventions”); and
     WHEREAS, the Inventions were developed by Drs. Holden Thorp, Dean Johnston, Mark Sistare, J. Kim, Mary Napier of the University and Dr. Carson Loomis (collectively the “Inventors”);
     WHEREAS, Licensee is desirous of producing, using and selling products which include the use of the Inventions and is willing to expend best efforts to do so if it can obtain a license to use the Inventions under the terms and conditions set forth herein; and
     WHEREAS, University desires to facilitate a timely transfer of its information and technology concerning the Inventions for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license; and
     WHEREAS, in the opinion of the University, this transfer can best be accomplished consistent with its mission by affiliation with Licensee;
     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the, parties as follows.

1. Definitions
          1.1. “University Technology” means any unpublished research and development information, unpatented inventions, discoveries, and technical data (i) which relate to and are necessary for the practice of the Inventions or any New Licensed Technology; and (ii) are in the possession of Dr. Holden Thorp and the University prior to the effective date of this Agreement or are conceived or reduced to practice or come into the possession of Dr. Thorp and the University during the term of this Agreement; and (iii) which University has the right to provide to Licensee.
          1.2. “Licensed Products” means any service, method, procedure, product, or component part thereof whose manufacture, sale, or use includes any use of University Technology or is covered by the Patent Rights.
          1.3. “Patent Rights” means any unexpired U.S. patents and/or pending patent applications covering the Inventions or any New Licensed Technology owned or controlled by University during the term of this Agreement and which University has the right to provide to Licensee, as well as any additions, continuations, continuations-in-part, divisions, extensions, reissues, renewals or substitutions of such patents and/or pending patent applications, and any foreign counterpart of any of the foregoing.
          1.4. “Net Sales Price” means the invoiced sales price, less (a) trade, quantity and cash discounts or rebates actually allowed, (b) credits or allowances actually given for rejections or returns, (c) any charges for sales, use, value added or excise taxes and tariffs or duties and any other governmental charges paid or allowed by a selling party and imposed upon the production, importation, use or sale of Licensed Products, or other taxes separately stated on the invoice and (d) freight, shipping, insurance or other costs of transportation.
     In the event any Licensed Product is sold as a component. of a combination of functional elements, Net Sales Price for purposes of determining royalty payments on such combination shall be calculated by *. In the event that there is no separate sale of such above designated Licensed Product or other element of the combination during the accounting period in which the sale of the combination was made, Net Sales Price shall be calculated by *.

          1.5. “Net Sales” means the total Net Sales Price of Licensed Products. Licensed Products will be considered sold when billed out, or when delivered or paid for, whichever first occurs.
          1.6. “Licensed Territory” means the entire world.
          1.7. “New Licensed Technology” shall have the meaning set forth in Section 8(b) of the Sponsored Research Agreement.
          1.8. “Sponsored Research Agreement” means the sponsored research agreement attached as Exhibit A.
2. Grant of License and Term
          2.1. University grants to Licensee to the extent of the Licensed Territory, an exclusive license (with the right to grant sublicenses) under the Patent Rights and under University Technology to make, have made, use and sell and have sold License Products, upon the terms and Conditions set forth herein and to practice, use and exploit the University Technology and Patent Rights.
          2.2. Any license granted herein is for the term beginning on the date of execution of this Agreement and, unless terminated sooner as herein provided, ending at the expiration of the last to expire patent included in the Patent Rights, or if no patents issue from said Patent Rights, such license shall terminate 15 years from the date of its commencement or, in the case of New Licensed Technology, 15 years from the date on which it becomes licensed pursuant to Section 8 of the Sponsored Research Agreement.
          2.3. University, through Dr. Holden Thorp, shall promptly disclose to Licensee the University Technology and provide Licensee with copies of the physical embodiments thereof. Dr. Holden Thorp, while a University employee, shall provide reasonable assistance in understanding and implementing the University Technology. Licensee shall not disclose any unpublished University Technology and patent applications included in the Patent Rights furnished by University pursuant to Paragraph 2.1 above to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made of any such patent application or University Technology at any time: (I) with prior written consent of University; (2) after the same shall have become known publicly through no fault of Licensee; (3) as demonstrated by documentary evidence, if the same was independently developed or discovered by Licensee prior to the time of its disclosure; (4) if the same is or was disclosed to Licensee at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with University or having no obligation of confidentiality with respect to such patent application and University Technology; or (5) if the same is required to be disclosed to comply with applicable laws or governmental regulations, provided the University receives prior written notice of such disclosure and that Licensee takes all reasonable and lawful actions to minimize the extent of such disclosure and if possible, to possible, to avoid such disclosure. The Confidential Disclosure Agreement between University and Licensee, executed on March 27, 1996, is terminated as of the effective date of this License Agreement.
          2.4. Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government which arise out of its sponsorship of the research which led to the Inventions or any New Licensed Technology, none of which existed upon execution hereof to the best knowledge of the University.
3. License Fee, Payments, and Royalties
          3.1. (a) In consideration of the license granted under Section 2.1 of this Agreement, Licensee shall issue, to the University * shares of Licensee’s common stock, par value *, which shall equal * of Licensee’s total shares issued before capitalization. The capitalization of the Licensee as of the date hereof is reflected on Exhibit B.
          (b) Licensee will also reimburse the University for properly documented past and future costs (including attorney’s fees) arising out of the patenting of the Inventions and New Licensed Technology pursuant to Article 10 of this Agreement. Such reimbursements shall be due within thirty (30) days of receipt of bills from University.
          3.2. Beginning on the date of the first commercial sale of Licensed Product and continuing for the life of this Agreement, Licensee will pay University a running royalty on all Net Sales of the Licensed Product(s) that are sold by Licenses as follows:

Year *:	*
Year *:	*
Year *:	*
Year *:	*
All subsequent years:	*
          3.3. After the first commercial sale of a Licensed Product by Licensee or a sub-licensee, Licensee agrees to make quarterly written reports to University within thirty (30) days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each report the number, description, and aggregate Net Selling Prices of Licensed Products sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Article 3.2 or 5.3 hereof. The first such report shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report. Until Licensee or sublicensee has achieved a first commercial sale of a Licensed Product a report shall be submitted by Licensee at the end of each January, April, July and October after the effective date of this Agreement and will include a full written report describing Licensees and/or sublicensee’s technical and other efforts towards such first commercial sale for all fields of use under development.

          3.4. Concurrently with the making of each report, Licensee shall pay to the University royalties at the rate specified in Article 3.2 and Article 5.3 of this Agreement on the Net Sales of Licensed Products reported therein.
          3.5. In the event of default in payment of any payment owing to University under the terms of this Agreement, and if it becomes necessary for the University to undertake legal action to collect said payment, Licensee shall pay all properly documented legal fees and costs incurred by University in connection therewith.
          3.6. In the event that Licensee is legally required to pay royalties to one or more third parties under patents other than the Patent Rights in order to make, use or sell a Licensed Product, then the running royalties described in Section 3.2 as to sales of that Licensed Product will be reduced to *.
4. Diligence Requirements
          4.1. Licensee shall use its best efforts to proceed diligently with the development, manufacture and sale of Licensed Products and after the commercialization thereof shall earnestly and diligently offer and continue to offer for sale such Licensed Products both under reasonable market conditions for the useful life of such Licensed Products, during the term of this Agreement.
5. Sublicenses
          5.1. Subject to this Article, Licensee may grant sublicenses under its rights under section 2.1 above provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further sublicensed.
          5.2. Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement. Licensee shall provide University with a copy of all sublicense agreements within thirty (30) days of execution.
          5.3. Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University a percentage of sublicensee royalties to Licensee as follows:

Year *:	*	%
Year *:	*	%
Year *:	*	%
All subsequent years:	*	%
     If non-monetary consideration is so received, then a commercially reasonable monetary value will be assigned for purposes of calculating University’s share of sublicense royalty income. Subject to the provisions of paragraphs 5.4 and 5.5, Licensee shall retain the entirety of all other payments received from such sublicensees, including without limitation research and development payments.
          5.4. Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University * of any fully paid license fees received by Licensee for the grant of perpetual, non-royalty bearing sublicensees, said payment to be made by Licensee to University within thirty (30) days of Licensee’s receipt of a fully paid license fee.
          5.5. Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University * of any “up-front” license fees received by Licensee for the grant of royalty bearing sublicenses, and thereafter Licensee will pay University the percentages of sublicense royalties to Licensee, as provided in Section 5.3 hereof, said payment to be made by Licensee to University within thirty (30) days of Licensee’s receipt of an up front license fee.
6. Termination
          6.1. It is expressly agreed that, notwithstanding the provisions of any other paragraph of this contract, if Licensee should fail to deliver to University any payment at the time or times that the same should be due to University or if Licensee should in any respect violate or fail to keep or perform any material covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event University shall have the right to cancel and terminate its Agreement, and the license herein provided for, by written notice to Licensee if Licensee has failed to cure any such breach within forty-five (45) days of receipt of written notice of University describing such breach; provided, however, that the University shall not be entitled to terminate the Agreement as long as Licensee is using reasonable efforts to attempt to cure any such breach. In determining whether the University has the right to declare a breach of this Agreement, all of the circumstances of the breach shall be considered, including the extent to which Licensee has performed its obligations and the hardship to Licensee of a termination.
          6.2. Alternatively, should Licensee be in breach or default as set forth above, and if Licensee’s right to cure such breach or default shall have lapsed, should University be in a position where it could rightfully terminate this Agreement, than in its sole discretion, University may convert this exclusive license to a nonexclusive license upon giving notice of such decision to Licensee.
          6.3. If Licensee should be adjudged bankrupt or enter into an assignment for the benefit of its creditors because of inability timely to pay its bills as they become due, then in such event University shall have the right to cancel or terminate this Agreement, and the license herein provided for, by written notice to Licensee.

          6.4. Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney’s fees pursuant to Article 3.1 hereof) due or owing at the time of such cancellation or termination.
7. Disposition of Licensed Products On Hand Upon Cancellation or Termination
          7.1. Upon cancellation of this Agreement or upon termination in whole or in part, Licensee shall provide University with a written inventory of all University Technology and Licensed Products in process of manufacture, in use or in stock. Except with respect to termination pursuant to paragraph 6.1 , Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination upon conditions most favorable to University that Licensee can reasonably obtain. Licensee will also have the right to complete performance of all contracts requiring use of the University, Technology, Patent Rights (except in the case of termination pursuant to Paragraph 6.1) or Licensed Products within and beyond said 180-day period provided that the remaining term of any such contract does not exceed one year.
8. Use of University’s Name
          8.1. The use of the name of University, or any contraction thereof, or the names of University Inventors in any manner in connection with the exercise of this license is expressly prohibited except with prior written consent of University.
          8.2. The foregoing paragraph 8.1 notwithstanding, Licensee shall have the right to identify the University as the Licensor and to disclose the terms of this Agreement to prospective investors, sublicensees, investment bankers, regulatory authorities, in connection with its financing, regulatory, development and stockholder relations activities or that it may deem to be required in any prospectus, offering memorandum, or other document or filing prepared in connection with Licensee compliance obligations under applicable securities laws or other applicable law or regulation; provided, that Licensee uses the following language, or a reasonable approximation thereof: (1) “...based upon inventions licensed from the University of North Carolina at Chapel Hill;” or (2) “...based upon research conducted at the University of North Carolina at Chapel Hill.” Otherwise Licensee shall have given University at least five (5) days prior written notice of the proposed text of any such identification or disclosure for the purpose of giving University the opportunity to comment on such proposed text.
9. University Use
          9.1. It is expressly agreed that, notwithstanding any provisions herein, Licensor is free to make non-commercial use of University Technology, New Licensed Technology, Patent Rights and Licensed Products for its own internal, not for profit research, teaching and educational purposes without payment of royalties. Furthermore Licensor reserves, on behalf of the Principal Investigator and other Licensor employees and/or students, the right to disseminate or publish University Technology; provided, however, Licensor shall make no such disclosure unless Licensor shall have provided Licensee with a copy of any proposed publication thirty (30) days in advance of the submission by Licensor or any author to a third party of any written materials intended for publication. If the proposed disclosure contains Licensee’s confidential information, Licensor shall remove or cause the author to remove such Licensee confidential information prior to submission for publication or other public disclosure. Licensee may request, and Licensor shall agree to, or shall cause the author to agree to, a delay of such proposed submission for publication for an additional period, not to exceed forty-five (45) days, in order to protect the potential patentability of any invention described therein by having Licensor or Licensee prepare and file a patent application. It is specifically agreed that nothing contained in this Agreement will interfere with the publication or oral defense of research theses and dissertations of graduate students.
10. Patents and Infringements
          10.1. Licensee shall reimburse University for properly documented past and future costs of preparation, filing, prosecuting and maintaining patent applications and patents relating to Inventions and included within Patent Rights. Such filings and prosecution shall be by counsel of University’s choosing who shall be reasonably acceptable to Licensee. University shall keep Licensee advised as to the prosecution of such applications by forwarding to Licensee copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. Licensee shall have the right to advise University as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution.
          10.2. As regards filing of foreign patent applications and maintenance of issued patents corresponding to the U.S. applications described in Paragraph 10.1 above, Licensee shall designate that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Such designation shall be made within 9 months of filing of each U.S. patent application, or for U.S. or international patent applications pending at execution of this Agreement, within sixty days of execution of this Agreement. Licensee shall pay properly documented costs and legal fees associated with the preparation and filing of such designated foreign patent application and maintenance of issued patents, and such application shall be in the University’s name and by counsel of the University’s choosing and reasonably acceptable to Licensee. University may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event University shall be responsible for all costs associated with such non-designated filings. In such event Licensee shall forfeit its rights under this license in the country or countries where University exercises its option to file such corresponding patent applications and University shall be free to license to third parties.
          10.3. If the production, sale or use of Licensed products under this Agreement by Licensee results in any claim for patent infringement against Licensee, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. It is understood that any settlement of such actions must be approved by University, such approval not to be unreasonably withheld; provided that Licensee may settle such actions without University’s consent if such settlement contains a complete release of all liability on the part of University and if all costs of such settlement are borne by Licensee. Inventors and University agree to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any out of pocket expenses incurred in providing such assistance.
          10.4. If an action is brought against Licensee as described in Section 10.3, Licensee may offset the royalty paid to University in each quarterly royalty period by * of the amount of expenses incurred by Licensee in that royalty period as a result of such action, said expenses to include costs, attorney’s fees, judgments, and all other expenses incident to the infringement action, to a maximum of * of the amount otherwise payable to University in that royalty period. Expenses in excess of the amounts due in any royalty period may be carried over to subsequent royalty periods.
          10.5. In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action, including joining such action if the University is an indispensable party, provided that Licensee shall reimburse University of its out-of-pocket expenses incurred in providing such assistance. Any damages, royalties, settlement fees, recovery, reimbursement or other consideration awarded to and/or collected by Licensee (hereinafter “Recovery”) shall, after deduction of Licensee’s fees and expenses incurred in connection with such litigation, be deemed to reflect loss of income from sales of Licensed Products, and Licensee shall pay royalties to University on such loss of income at the rate provided for in Article 5.3 of this Agreement.
          10.6. Notwithstanding the foregoing, and in University’s sole discretion, University shall be entitled, at its own cost and expense, to participate through counsel of its own choosing in any legal action involving the Inventions. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.
11. Waiver
          11.1. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
12. License Restrictions
          12.1. It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.
13. Assignments
          13.1. This Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns. This Agreement shall not be assignable or otherwise transferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, Licensee may assign or otherwise transfer its rights under this Agreement to the following parties without obtaining consent: (a) a successor to Licensee’s business, by sale, exchange, transfer, merger or consolidation or a successor to that portion of Licensee’s business that pertains to the subject matter of the Patent Rights or any University Technology, and (b) any entity or entities controlled by, controlling or under common control with Licensee.
14. Indemnity
          14.1. Licensee agrees to indemnify, hold harmless and defend University, its officers, employees, and agents, against any and all claims, suits, losses, damage, cost, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the exercise of this license to the extent caused by the act or omission of Licensee.
15. Insurance
          15.1. Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and product liability insurance coverage (or, at Licensee’s election, product liability self-insurance coverage) in an amount reasonably sufficient to protect against liability under paragraph 14 above. The University shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable, manner.
16. Independent Contractor Status
          16.1. Neither party hereto is an agent of the other for any purpose.
17. Late Payments
          17.1. In the event royalty payments or fees or reimbursements are not received by University when due, Licensee shall pay to University interest and charges at the *.

18. Warranties
          18.1. University represents that as of the effective date hereof, the entire right, title, and interest in the patent applications or patents comprising the Patent Rights have been assigned to it free and clear of all liens, claims and encumbrances of any inventor, any governmental authority or agency or any third party and that University has all requisite power and authority to grant the license contained in this Agreement under said Patent Rights. The University represents that this Agreement constitutes the legal, valid and binding obligation of the University enforceable against the University in accordance with its terms. University also represents that it has received no notification that the Patent Rights are invalid nor that the exercise by Licensee of the rights granted hereunder will infringe on any patent or other proprietary right of any third party. University makes no warranties that any patent will issue on University Technology, Inventions or New Licensed Technology. University has conducted no patent search for the purpose of determining whether the Patent Rights are invalid or whether exercise of the rights granted hereunder will infringe the rights of any third party. University further makes no warranties, express or implied as to any matter whatsoever, including, without limitation, the condition of any invention(s) or product(s), that are the subject of this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. University shall not be liable for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of University Technology, New Licensed Technology, the Inventions or Licensed Products. University shall not during the term of this Agreement enter into any other agreements on behalf of Inventors of Patent Rights licensed under this Agreement that conflict with rights or obligations provided hereunder.
19. Accounting and Records
          19.1. Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records will be kept at Licensee’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee’s royalty statements, or Licensee’s compliance in other respects with this Agreement. The representative will be obliged to treat as confidential all relevant matters.
          19.2. Such inspections shall be at the expense of University, unless a variation or error exceeding * is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by Licensee.
          19.3. Licensee will promptly pay to University the full amount of any underpayment together with interest thereon at the *. Licensee will be entitled to a credit for any overpayment.

20. Compliance with Laws
          20.1. In exercising its rights under this license, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license. Licensee further agrees to indemnify and hold University harmless from and against any costs, expenses, attorney’s fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations to the extent caused by the act or omission of Licensee.
21. Further Assistance
          21.1. From time to time during the term of this Agreement, Licensee and the University and the Inventors shall execute all additional instruments, licenses, and certificates and shall take all other actions as Licensee or the University, as the case may be, may reasonably request in connection with the consummation of this Agreement and in effectuating the intent hereof.
22. U.S. Manufacture
          22.1. It is agreed that any Licensed Product sold in the United States shall be substantially manufactured in the United States so long as the University research leading to development of the University Technology or Patent Rights included in or infringed by such Licensed Product was funded in whole or in part by the United States Government.
23. Notices
          23.1. Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given when received by means of confirmed facsimile transmission, recognized overnight courier, delivered in person or mailed by first-class certified mail to the other party at the appropriate address or facsimile numbers as set forth below or to such other addresses or facsimile numbers as may be designated in writing by the parties from time to time during the term of this Agreement.

UNIVERSITY	LICENSEE

Director	Xanthon, Inc.
Office of Technology Development	c/o Intersouth Partners
CB #4105, 308 Bynum Hall	1000 Park Forty Plaza
University of North Carolina at Chapel	Suite 290
Hill Chapel Hill, NC 27599-4105	Research Triangle Park, NC 27709
Telephone: 919/966-3929	Attn: James Skinner
Facsimile: 919/962-0646	Telephone: 919/544-6473
Facsimile; 919/544-6645

24. Governing Laws
          24.1. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina,
25. Complete Agreement
          25.1. It is understood and agreed between University and Licensee that this Agreement and the Exhibits attached hereto constitute the entire Agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.
26. Severability
          26.1. In the event that a court of competent jurisdiction holds any provision of this Agreement-to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.
27. Force Majeure
          27.1. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the nonperforming party uses reasonable efforts to avoid or remove such causes of nonperformance and continued performance hereunder with reasonable dispatch whenever such causes are removed,
28. Miscellaneous
          28.1. The provisions of Articles 7, 8, 9, 10, 14, 15, 19, 20, 22, 24, and 25 shall survive the expiration or termination of this Agreement.
          28.2. This Agreement may be executed in several counterparts, and each such counterpart shall be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS OF, both University and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duty authorized, the day and year first above written. Inventors have likewise indicated their acceptance of the terms hereof by signing below.

THE UNIVERSITY OF NORTH CAROLINA XANTHON, INC. AT CHAPEL HILL		XANTHON, INC.

By:	/s/ Francis Meyer Francis Meyer, Ph.D. Associate Vice Provost, Technology Development	By:	/s/ James Skinner Name: James Skinner Title: President & CEO

CONSENTED TO BY LEAD INVENTOR:

/s/ Holden Thorp

H. Holden Thorp

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
ATTACHMENT A
FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT
     THIS FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (the “Amendment”) is made as of January 10, 2003, by and between the University of North Carolina at Chapel Hill (hereinafter the “University”) and Motorola, Inc., a Delaware corporation having a principal office at 1303 E. Algonquin Road, Schaumburg, IL 60196 (the “Licensee”).
RECITALS
A. The University granted an exclusive license to Xanthon, Inc., a corporation organized and existing under the laws of Delaware and having an address at c/o Intersouth Partners, 1000 Park Forty Plaza Suite 290, Research Triangle Park, North Carolina 27709 (hereinafter referred to as “Xanthon”) pursuant to an Exclusive License Agreement between Xanthon and the University dated December 19, 1996 (the “Exclusive License Agreement”).
B. The University acknowledges the assignment by Xanthon of the Exclusive License Agreement to Licensee, pursuant to the Acknowledgement Letter dated January 10, 2003,
C. The University owns and controls the inventions described in the following:
1) U.S. Patent Application Serial No. 08/495,817 filed June 27, 1995 entitled Electrochemical Detection Of Nucleic Acid Hybridization (University file OTD *);
2) Provisional U.S. Patent Application, Serial No. 60/016,265 filed April 19, 1996 entitled Electrochemical Detection Of Nucleic Acid Hybridization;
3) Continuation-in-part U.S. Patent Application Serial No. 08/667,338 filed June 20, 1996 entitled Electrochemical Detection Of Nucleic Acid Hybridization (University file OTD *), now U.S. Patent No. 5,871,918;
4) U.S. Patent Application Serial No, 09/019,679 (published as US 2002/0012943) filed February 6, 1998 entitled Electrochemical Probes For Detection Of Molecular Interactions And Drug Discovery;
5) U.S. Provisional Patent Application Serial No, 60/226,l13 filed August 18, 2000 entitled Electrical Devices Employing Molten Compositions of Biomolecules; and
6) U.S. Provisional Patent Application Serial Nor 60/324,388 filed September 24, 2001 entitled Methods For Electrochemical Detection Of Multiple Target Compounds, collectively (the “Inventions”).
D. The University and the Licensee wish to amend the terms of the Exclusive License Agreement as set forth herein.

     NOW THEREFORE, in consideration for the foregoing premises, of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, effective as of the date of this Amendment, the parties to this Amendment hereby amend the Exclusive License Agreement as follows:
1. Article 2 Grant of License and Term.
Section 2.3 of the Exclusive License Agreement is hereby deleted in its entirety and replaced with the following:
     “Licensee agrees not to disclose any unpublished University Technology disclosed by the University, through Dr. Holden Thorp, to Licensee or any patent applications included in the Patent Rights furnished by University pursuant to Paragraph 2.1 above to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made of any such patent application or University Technology at any time; (1) with prior written consent of University; (2) after the same shall have become known publicly through no fault of Licensee; (3) as demonstrated by documentary evidence, if the same was independently developed or discovered by Licensee prior to the time of its disclosure; (4) if the same is or was disclosed to Licensee at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the University or having no obligation of confidentiality with respect to such patent application and University Technology; or (5) if the same is required to be disclosed to comply with applicable laws or governmental regulations, provided the University receives prior written notice of such disclosure and that Licensee takes all reasonable and lawful actions to minimize the extent of such disclosure if possible, to avoid such disclosure.”
2. Article 3 License Fee, Payments, and Royalties.
(a) Section 3.1 of the Exclusive License Agreement is hereby deleted in its entirety.
(b) Article 3 is hereby amended to add:
     “3.7 Licensee agrees to negotiate in good faith with University a Sponsored Research Agreement to provide research support for Dr. Thorp’s laboratory for at least * years in the amount of * per year of total costs. The parties agree that the negotiations will be completed within ninety (90) days of the effective date of this Amendment,”
3. Article 4 Diligence Requirements.
Section 4.1 of the Exclusive License Agreement is hereby deleted in its entirety and replaced with the following:
     “Licensee shall use its best reasonable efforts to proceed diligently with the development of the University Technology; provided that, Licensee’s research, development, and patent prosecution costs, paid by Licensee in accordance with Section 10,1 of this Agreement, shall be taken into account in determining whether Licensee has met its obligations herein.”

4. Article 6 Termination. Article 6 is hereby amended to add:
     “6.5 Licensee may terminate the Agreement, with or without cause, upon thirty (30) days prior written notice to the University.”
5. Article 10 Patents and Infringements.
(a) The first sentence of Section 10.1. is hereby deleted in its entirety and replaced with the following:
     “ Effective as of the date of this Amendment, Licensee shall reimburse University for documented future costs of preparing, filing, prosecuting and maintaining patent applications and patents relating to Inventions and included within Patent Rights. Such reimbursements shall be due within thirty (30) days of receipt by Licensee of invoices from University.”
(b) The third sentence of Section 10.3 is hereby deleted in its entirety and replaced with the following:
     “It is understood that any settlement of such actions must be approved by University, such approval not to be unreasonably withheld; provided that Licensee may settle such actions without University’s consent if (1) Motorola agrees in writing to indemnify University against monetary damages up to * resulting from a claim of patent infringement against University by the same third party and (2) all costs of such settlement are borne by Licensee.”
6. Article 23 Notices.
The LICENSEE contact information of Section 23.1 is hereby deleted in its entirety and replaced with the following:
LICENSEE
Motorola, Inc.
126 W. Del Mar Blvd.
Pasadena, CA 91105
Attn: Gary Blackburn
Telephone: (626)584-5900
Facsimile: (626)584-0252
7. No Other Amendment.
Except as expressly set forth herein, this Amendment does not supersede or amend the terms and conditions of the Exclusive License Agreement and the Exclusive License Agreement shall continue in full force and effect,

8. Entire Agreement
The terms and conditions in this Amendment and in the Exclusive License Agreement constitute the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, whether written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and to no effect. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representative of both parties.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL
By:	/s/ Nancy Suttenfield
	Name:	Nancy Suttenfield
	Title:	Vice Chancellor for Finance & Administration

MOTOROLA, INC.
By:	/s/ Jon Kayyem
	Name:	Jon Faiz Kayyem
	Title:	Vice President & General Manager Motorola Life Sciences